Exhibit 10.11

LOAN AGREEMENT

THIS LOAN AGREEMENT dated effective as of June 6, 2022, is between INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation (“Borrower”), and MAPLEMARK BANK (together with its successors and assigns, the “Lender”).

RECITAL

Borrower has requested that Lender extend credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1.1 or in the provision, section or recital referred to below:

“Account Debtor” means a Person who is obligated on or under an Account.

“Accounts” means any right of a Person to payment for goods sold or leased or for services rendered, but shall not include interest or service charges.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” means this Loan Agreement, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Borrower” means the Person identified as such in the Introductory Paragraph hereof, and its successors and assigns.

“Borrowing Base” means, as of any date of calculation, a dollar amount calculated pursuant to the Borrowing Base Certificate most recently delivered to Lender in accordance with the terms hereof, equal to the sum of (a) eighty percent (80%) of Eligible Accounts and (b) sixty percent (60%) of the value of the Eligible Inventory, with such value to be the lesser of (i) the Borrower’s direct cost of acquiring the Eligible Inventory and (ii) the appraised value, on a wholesale value basis (as established by an appraiser

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acceptable to Lender) of the Eligible Inventory consistent with the most recent appraisal of Eligible Inventory received and accepted by, or performed by, Lender, provided, however, that the total dollar amount ascribed to Eligible Inventory hereunder may not exceed either (aa) the total dollar amount ascribed to Eligible Accounts, or (bb) 50% of the total amount ascribed to the Borrowing Base.

“Borrowing Base Report” means a report in the form of report attached hereto as Exhibit B, appropriately completed, executed by the president or chief financial officer of the Borrower, together with the following attachments: (a) detailed aged schedule of all Eligible Accounts, as of the date specified in the report, listing the face amount and date of invoices of each Eligible Account and the name and address of each Account Debtor (and upon request by Lender, copies of invoices, credit reports and any other matters and information relating to Eligible Accounts), and (b) a schedule of Eligible Inventory, setting forth the locations of Eligible Inventory including Eligible Inventory not in the possession of Borrowers and the names of Persons in possession of the Eligible Inventory.

“Borrowing Request” has the meaning set forth in Section 2.1(a).

“BSA” has the meaning set forth in Section 3.24 of this Agreement.

“Business Day” has the meaning assigned to it in the Notes.

“Capitalized Lease Obligation” means, for any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with Recognized Accounting Principles.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any rule, guideline or directive (having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means June 6, 2022.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning for such term set forth in Section 2.7 of this Agreement.

“Commitment” means the Revolving Commitment.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C attached hereto, prepared by and executed by a responsible officer of the Borrower reasonably acceptable to Lender.

“Consolidated Interest Charges” means the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as

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interest in accordance with Recognized Accounting Principles, and (b) the portion of rent expense under Capitalized Lease Obligations that is treated as interest in accordance with Recognized Accounting Principles, in each case, of or by Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period.

“Consolidated Net Income” means the net income (or loss) of Borrower and its Subsidiaries in accordance with Recognized Accounting Principles on a consolidated basis for the most recently completed measurement period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such measurement period, (b) the net income of any Subsidiary during such measurement period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such measurement period, and (c) any income (or loss) for such measurement period of any Person if such Person is not a Subsidiary.

“Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

“Current Maturities of Long-Term Debt” means, on any date of determination, that portion of the long term Debt of Borrower and its Subsidiaries, and that portion of the Capital Lease Obligations of Borrower and its Subsidiaries.

“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capitalized Lease Obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the creditors of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with Recognized Accounting Principles would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation, (j) any obligation under any so called “synthetic leases”, (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” has the meaning assigned to it in the Notes.

“Dollars” and “$” each mean lawful money of the United States of America.

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“Eligible Accounts” means all Accounts of Borrower, except for any Account:

(a)    that is unpaid more than ninety (90) days after the date of the original invoice;

(b)    that is the obligation of an Account Debtor if twenty five percent (25%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth herein;

(c)    that arises from a sale to any director, officer, other employee, supplier, trade creditor or other creditor or Affiliate of Borrower or any Subsidiary, or to any Person (other than a natural person) which has any common officer or director with Borrower;

(d)    that is the obligation of an Account Debtor located in a foreign country (other than Canada) unless (i) the Account Debtor has delivered to, and for the benefit of, Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States and in Dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender, and Borrower has assigned the proceeds of such letter of credit to Lender pursuant to documentation in form and substance acceptable to Lender or otherwise named Lender as transferee beneficiary thereunder, as Lender may specify, (ii) such Account is subject to credit insurance payable to Lender and issued by an insurer and on terms and in an amount acceptable to Lender, (iii) such Account is guaranteed under the Working Capital Guarantee Program of The Export-Import Bank of the United States on terms and documentation acceptable to Lender, or (iv) such Account is otherwise acceptable in all respects to Lender (subject to such limits or lending formulae with respect thereto as Lender may determine);

(e)    an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Lender, in its sole discretion, has agreed to the contrary and Borrower, if requested by Lender, has complied in a manner acceptable to Lender with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation;

(f)    that is the obligation of any Account Debtor that is a sovereign nation (e.g., a foreign country, tribal nation, etc.);

(g)    as to which any proceedings or actions known to Borrower (or to Lender) are threatened or pending against the Account Debtor with respect to such Account which could reasonably be expected to have a material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(h)    that consists of credit card billings, sales tax, use tax, commissions, retainage, pre-billings, future billings, service charges, management fees, rebates, progress billings or bill and hold accounts;

(i)    owed by an Account Debtor obligated in respect of Accounts constituting more than twenty five percent (25%) of the aggregate amount of all Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(j)    any defense, counterclaim, setoff or dispute is asserted as to such Account;

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(k)    is evidenced by a judgment, promissory note, factored receivable, instrument or chattel paper;

(l)    as to which Lender’s Lien therein is not a first priority perfected security interest, or as to which the goods giving rise thereto are not, and were not at the time of the applicable sale, subject to a first priority perfected security interest in favor of Lender;

(m)    that (i) is not owned by Borrower or (ii) is subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Lender;

(n)    upon which (i) Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (including any Account that arises from a sale on consignment, guaranteed sale, sale and return, sale on approval or other terms under which payment by the Account Debtor may be conditioned or contingent) or (ii) Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(o)    that does not arise from the actual and bona fide sale and delivery of goods or the performance of services by Borrower in the ordinary course of business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(p)    that is payable in any currency other than Dollars;

(q)    to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees;

(r)    that is reissued in respect of partial payment, including without limitation debit memos and charge backs;

(s)    that arises in connection with cash on delivery or other cash sales;

(t)    to the extent such Account exceeds any credit limit established by Lender, in its reasonable discretion;

(u)    owed by an Account Debtor having a credit standing unsatisfactory to Lender, in its reasonable discretion;

(v)    to the extent credits are due to the applicable Account Debtor, or to the extent Borrower is liable for goods sold or services rendered by the applicable Account Debtor to Borrower, but only to the extent of the potential offset;

(w)    as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(x)    as to which any of the representations or warranties pertaining to such Account set forth in any Loan Document is untrue;

(y)    with respect to which an invoice, reasonably acceptable to Lender in form and substance, has not been sent to the applicable Account Debtor; and

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(z)    that is otherwise unacceptable to Lender in its reasonable credit judgment.

Notwithstanding the foregoing, Lender may, from time to time, in the exercise of its reasonable credit judgment, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate based on either: (a) an event, condition or other circumstance arising after the Closing Date, or (b) an event, condition or other circumstance existing on the Closing Date to the extent Lender has no written notice thereof from Borrower prior to the Closing Date, in either case under clause (a) or (b) which adversely affects or, in the judgment of Lender, could reasonably be expected to adversely affect, the Accounts as determined by Lender in the exercise of its reasonable credit judgment. For purposes of this Agreement, the amount of Eligible Accounts at any time shall be equal to the face amount of such Eligible Accounts at such time less any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Any Accounts of Borrower which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Inventory” means all Inventory of Borrower, except for any Inventory:

(a)    that consists of work-in-process or raw materials;

(b)    that in Lender’s reasonable determination or in the determination of Borrower’s management is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(c)    that is not of a type held for sale by Borrower in the ordinary course of business;

(d)    as to which Lender’s security interest therein is not a first priority perfected security interest;

(e)    that is not owned by Borrower free and clear of all Liens and rights of any other Person (including goods subject to a patent held by a third party, goods subject to a license, or which are otherwise restricted from general liquidation, or goods that are subject to the rights of a purchaser that has made progress payments or goods that are subject to the rights of a surety that has issued a bond to assure performance with respect to that Inventory), except the Liens in favor of Lender;

(f)    that is located on premises leased by Borrower, or stored with a bailee, warehouseman, processor or similar Person, unless (aa) Lender has given its prior consent thereto, (bb) a Lien waiver and collateral access agreement, in form and substance satisfactory to Lender has been delivered to Lender, together with any and all duly authorized UCC financing statements required by Lender naming such Person as debtor, Borrower as secured creditor and Lender as assignee or (cc) reserves satisfactory to Lender have been established with respect thereto;

(g)    that is placed on consignment, is in transit, is outside the possession or control of Borrower (other than as described in the preceding clause (f)) or is in possession of Borrower on a sale-on-approval or sale-on-return basis or subject to any other repurchase or return agreement; provided that Inventory on location with Amazon shall not be excluded provided such Inventory is subject to such bailment or other agreements as Lender may reasonably request, if any.;

(h)    that is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

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(i)    that is not covered by casualty insurance acceptable to Lender;

(j)    that consists of display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts; provided that packing and shipping materials may be included in an amount not to exceed 5% of the Eligible Inventory;

(k)    that consists of goods which have been returned by the buyer;

(l)    that consists of any costs associated with “freight in” charges;

(m)    as to which any of the representations or warranties pertaining to such Inventory set forth in any Loan Document is untrue;

(n)    that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(o)    that is covered by a negotiable document of title, unless such document has been delivered to Lender;

(p)    that is bill and hold Inventory;

(q)    that is located outside the United States of America; and

(r)    that is otherwise unacceptable to Lender in its reasonable credit judgment.

Notwithstanding the foregoing, Lender may, from time to time, in the exercise of its reasonable credit judgment, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate, based on either: (a) an event, condition or other circumstance arising after the Closing Date, or (b) an event, condition or other circumstance existing on the Closing Date to the extent Lender has no written notice thereof from Borrower prior to the Closing Date, in either case under clause (a) or (b) which adversely affects or, in the judgment of Lender, could reasonably be expected to adversely affect, the Inventory as determined by Lender in the exercise of its reasonable credit judgment. For purposes of this Agreement, the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with Recognized Accounting Principles. Any Inventory of Borrower which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Related Party, or any of its predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Related Party, or any of its predecessors in interest.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean

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Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor. In addition, the terms “Multiemployer Plan,” “PBGC,” “Prohibited Transaction,” and “Reportable Event” have the same meanings as provided therefor in ERISA.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Plan” means, at any time, any employee benefit plan which is covered by ERISA and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an “employer” as defined in ERISA.

“Event of Default” has the meaning specified in Section 8.1.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Net Income, plus cash reserves plus (to the extent any of the following reduce Consolidated Net Income in the calculation thereof) the sum of (i) Consolidated Interest Charges, (ii) depreciation (iii) amortization, and (iv) other non-cash expenses deemed reasonable to Lender but less distributions paid by Borrower (including for tax purposes), to (b) the sum of (i) Current Maturities of Long-Term Debt and (ii) Consolidated Interest Charges paid in cash, in each case for the twelve (12) months preceding the date of determination paid by Borrower and its Subsidiaries.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

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“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantor” means each Person who, from time to time guarantees all or any portion of the Indebtedness and Obligations.

“Guaranty” means the guaranty agreement executed by Guarantor or any other Person, guaranteeing all of the Indebtedness and the Obligations, as such may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” includes all materials defined as hazardous materials or substances under any Laws relating to the environment, and petroleum, petroleum products, oil and asbestos.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement permitted hereunder is Lender or an Affiliate of Lender in its capacity as a party to such Hedge Agreement.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Initial Financial Statements” means the financial statements of the Related Parties described or referred to in Section 3.2.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property in whatever form, now owned or hereafter acquired.

“Inventory” means all inventory (as defined in Chapter 9 of the UCC) of Borrower including raw materials, work-in-process and finished goods of every kind and character, whether presently in existence or hereafter acquired and wherever located.

“Knowledge” means, with respect to a particular subject, area, or aspect of the Borrower or Guarantor, the actual knowledge of Sam Klepfish, or an officer of the Borrower or Guarantor, or an employee or person with the primary responsibility for a particular matter, or, with respect to each such Person, the knowledge a prudent person could be expected to discover or otherwise acquire in the course

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of conducting a reasonably comprehensive investigations concerning the existence of facts or other matters.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

“Loans” means, collectively, the Revolving Loan and any other loans made by Lender to Borrower, if any, from time to time hereunder.

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or of the Borrower and the other Related Parties, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maximum Rate” means, at any time, the maximum non-usurious rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Notes” means, collectively, the Revolving Note and any other promissory note executed by Borrower and payable to Lender hereunder, as the same may be amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time.

“Obligated Party” means Borrower, Guarantor, and any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that secures payment or performance of, the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and each other Obligated Party to Lender or Affiliates of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and

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several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, all Hedge Obligations under any Secured Hedge Agreements, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“OFAC” has the meaning set forth in Section 3.24 of this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Permitted Liens” means (a) Liens for taxes, assessments and other governmental charges arising by law in the ordinary course of business for sums which are not yet due and payable, (b) Liens of mechanics, materialmen, warehousemen and other like Persons arising by law in the ordinary course of business for sums which are not yet due and payable, (c) Liens not delinquent created by statute in connection with worker’s compensation, unemployment insurance and social security obligations, and (d) encumbrances consisting of minor irregularities, easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Related Party to use such assets in its business; provided that the term “Permitted Liens” shall not include any Lien securing Debt.

“Permitted Tax Distribution” means payments by Borrower to the holders of its Equity Interests to permit such holders (or to permit the owners of such holders) to pay federal income taxes and all relevant state and local income taxes (including estimated taxes) at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder of Equity Interests under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of Borrower and attributable to it in proportion and to the extent in which such holders hold Equity Interests of Borrower.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Principal Office” means the principal office of Lender, presently located at 4143 Maple Avenue, Suite 100, Dallas, Texas 75219.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Recognized Accounting Principles” means GAAP, tax, cash basis or other accounting principles reasonably acceptable to Lender and applied on a consistent basis from one period to another.

“Related Party” means any of Borrower and the Subsidiaries. “Related Parties” means, collectively, all said Persons.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor

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environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Revolving Commitment” means the obligation of Lender to make Revolving Loans pursuant to Section 2.1(a) in an aggregate principal amount at any time outstanding up to but not exceeding $2,014,333.34, subject, however, to termination pursuant to Section 8.2. Notwithstanding the foregoing, upon the extension of the Revolving Termination Date as set forth in Section 2.2, the Commitment hereunder will be an aggregate principal amount at any time outstanding up to but not exceeding three million Dollars ($3,000,000).

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Revolving Note” means that certain promissory note dated of even date herewith in the stated principal amount of the Revolving Commitment from Borrower and payable to the order of Lender, and all amendments, extensions, renewals, replacements, and modifications thereof.

“Revolving Termination Date” means 11:00 A.M. Dallas, Texas time on means November 28, 2022 (subject to extension specified below in Section 2.2), or such earlier date on which the Revolving Commitment terminates as provided in this Agreement, subject to the extension as specified below in Section 2.2(b).

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“Secured Hedge Agreement” means any Hedge Agreement permitted under this Agreement entered into by and between Borrower and any Hedge Bank.

“Security Agreement” means the Pledge and Security Agreement of Borrower in favor of Lender, in form and substance satisfactory to Lender, as the same may be amended, restated, supplemented, modified, or changed from time to time.

“Security Documents” means each and every Security Agreement, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to Lender from time to time to secure the Obligations or any portion thereof.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debt.

“Subordinated Debt” means any unsecured Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content reasonably satisfactory to Lender.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at

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the time directly or indirectly owned or controlled by Borrower or one or more of the Subsidiaries or by Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with Recognized Accounting Principles.

“UCC” means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

Section 1.2    Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with Recognized Accounting Principles, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with Recognized Accounting Principles; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with Recognized Accounting Principles as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with Recognized Accounting Principles” shall in no way be construed to limit the foregoing.

Section 1.3    Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

ARTICLE II
LOANS; PAYMENTS; AND COLLATERAL

Section 2.1    Loans.

(a)    Revolving Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more loans (each herein called a “Revolving Loan” and collectively the “Revolving Loans”) to Borrower from time to time from the date hereof to and including the Revolving Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Revolving Commitment, provided that the aggregate amount of all Revolving Loans at any time outstanding shall not exceed the lesser of (i) the amount of the Revolving Commitment or (ii) the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(i)    Revolving Note. Subject to prior acceleration as provided in this Agreement, the obligation of Borrower to repay the Revolving Loans and interest thereon shall be evidenced by the Revolving Note.

(ii)    Repayment of Principal of Revolving Loans. Borrower shall repay the unpaid principal amount of all Revolving Loans on the Revolving Termination Date, unless sooner due by reason of acceleration by Lender as provided in this Agreement.

(iii)    Interest. The unpaid principal amount of the Revolving Note shall, subject to the following sentence, bear interest as provided in the Revolving Note. If at

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any time the rate of interest specified in the Revolving Note would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Loans below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Loans equals the aggregate amount of interest which would have accrued on the Revolving Loans if the interest rate had not been limited by the Maximum Rate. Accrued and unpaid interest on the Revolving Loans shall be payable as provided in the Revolving Note and on the Revolving Termination Date.

(iv)    Borrowing Procedure. Borrower shall give Lender notice of each Revolving Loan by means of a borrowing request in the form of Exhibit A attached hereto (the “Borrowing Request”) containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than 11:00 a.m. (Texas time) on the day on which the Revolving Loan is desired to be funded. Lender at its option may accept telephonic requests for such Revolving Loans, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a Borrowing Request in connection with subsequent Revolving Loans. Any telephonic request for a Revolving Loan by Borrower shall be promptly confirmed by submission of a properly completed a Borrowing Request to Lender, but failure to deliver a Borrowing Request shall not be a defense to payment of the Revolving Loan. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Loan shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender at the Principal Office.

Section 2.2    Revolving Termination Date Extension. Borrower and Lender acknowledge and agree that Lender has submitted an application to the United States Department of Agriculture (“USDA”) to have the USDA guarantee repayment of this Loan pursuant to its Business and Industry Loan Guarantee Program. Borrower may extend the Revolving Termination Date from November 28, 2022 to November 28, 2023 if:

(a)    Borrower requests in writing an extension to the Revolving Termination Date no later than thirty (30) days prior to the Revolving Termination Date (the “Extension Request”);

(b)    No Default or Event of Default has occurred;

(c)    USDA executes a guarantee in favor of Lender (in form and substance reasonably satisfactory Lender);

(d)    Borrower shall have delivered to Lender together with the Extension Request, a certificate in form reasonably acceptable to the Lender certifying that (a) each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such certificate except to the extent such representations and warranties are matters which by their nature can no longer be true and correct as a result of the passage of time, (b) no Default or Event of Default has occurred;

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(e)    Borrower shall have paid all reasonable expenses, including (without limitation) reasonable attorneys’ fees and legal expenses, incurred by Lender in connection with the extension no later than the day prior to the first day of the extension; and

(a)    Borrower shall have delivered to Lender such information, documentation, agreements, and instruments as Lender shall require including such legal opinions as may be requested by Lender.

If the USDA does not execute a guaranty in favor of Lender (in form and substance reasonably satisfactory to Lender), Lender may, but shall not be obligated to, extend the Loan in cooperation with the Borrower, in form and substance reasonably satisfactory to Lender.

Section 2.3    General Provisions Regarding Interest; Etc.

(a)    Default Rate. Any outstanding principal of any Loan and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (after expiration of any cure periods with respect thereto) (whether at stated maturity, by acceleration, or otherwise) shall, at the option of the Lender, bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence and during the continuance thereof), all outstanding and unpaid principal amounts of all of the Obligations shall, at the option of the Lender (or, in the case of any Event of Default under Sections 8.1(e) or (f), immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), to the extent permitted by law, bear interest at the Default Rate. Interest payable at the Default Rate shall be payable from time to time ON DEMAND.

(b)    Computation of Interest. Interest on the Loans and all other amounts payable by Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

(c)    Capital Adequacy. If after the date hereof, the Lender shall have determined that any central bank or other Governmental Authority properly authorized to do so has adopted or implemented (and has taken all necessary action to legally adopt or implement) any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, compliance with which by the Lender would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Lender could have achieved but for such adoption, implementation, change, or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten Business Days after demand by the Lender, the Borrower shall pay to the Lender (or its parent) such additional amount or amounts as will compensate the Lender for such reduction. The Lender will give the Borrower notice of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section promptly after it obtains knowledge thereof and determines to request such compensation, and no claim by the Lender for compensation under this Section shall in any case be made until such time as the Lender determines that it is legally required to comply with such law, rule, regulations or change thereto giving rise to such claim. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to

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be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, the Lender may use any reasonable averaging and attribution methods.

(d)    Increased Costs.

(i)    Increased Costs Generally. If any Change in Law shall:

(aa)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(bb)    and the result of any of the foregoing shall be to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender, (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered, but only to the extent Lender is assessing and collecting such additional amounts from other borrowers under substantially all other similar credit facilities.

(ii)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Principal Office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitments of the Lender or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(iii)    Certificates for Reimbursement. A certificate of the Lender setting forth, in detail, with explanations for the additional amounts, the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

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Section 2.4    Use of Proceeds. The proceeds of the Revolving Loan shall be used by Borrower for working capital and general corporate purposes not otherwise prohibited by this Agreement.

Section 2.5    Method of Payment. All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.

Section 2.6    Prepayments.

(a)    Voluntary Prepayments. Borrower may prepay all or any portion of the Notes to the extent and in the manner provided for therein.

(b)    Mandatory Prepayment. If at any time the principal amount outstanding under the Revolving Note exceeds the lesser of the Revolving Commitment and the Borrowing Base, Borrower shall immediately remit such excess to Lender.

(c)    Yield Maintenance Fee. Intentionally deleted.

Section 2.7    Lockbox and Account Collections. Upon request of Lender, Borrower will maintain under such written agreements as Lender requires, as security for the Obligations, a lockbox (“Lockbox”) and depository account in the name of Lender (“Depository Account”). All payments from account debtors of Borrower will be deposited directly into the Depository Accounts, and Lender is authorized to transfer to the Depository Account any funds which are account debtor payments but which have been deposited into any other depository account of Borrower at Lender. Borrower agrees that Lender will have all right, title and interest in and to all items and funds from time to time in the Depository Account. Checks received into the Depository Account will not be considered good funds until Lender’s depository bank has effected final settlement with respect thereto by irrevocable credit to Lender. Lender is authorized to apply any and all funds in the Depository Account at any time, and from time to time, to the Obligations in any order Lender may elect. Upon written notice to Borrower from Lender, Borrower will advise all of its account debtors to direct their payments to the Lockbox, at the address established by the Lockbox arrangements. All payments received into the Lockbox will be deposited into the Depository Account for disposition as set forth above in this section.

Section 2.8    Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered all of the Security Documents required by Lender covering the Property and collateral described in such Security Documents (which, together with any other Property and collateral described in the Security Documents, and any other Property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

Section 2.9    Setoff. If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender’s right of

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setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

Section 2.10    Unused Facility Fee. Borrower agrees to pay to Lender an unused facility fee on the daily average unused amount of the Commitment for the period from and including the date of this Agreement to and including the Revolving Termination Date, at the rate of 0.002% per annum based on a 360 day year and the actual number of days elapsed. For the purpose of calculating the unused facility fee hereunder, the Commitment shall be deemed utilized by the amount of all outstanding Revolving Loans. Accrued unused facility fee shall be payable in arrears on each December 31st and June 30th and on the Termination Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 3.1    Corporate Existence. Each Obligated Party (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable; (b) has all requisite power and authority to own its Property and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Each Obligated Party has the power and authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is or may become a party.

Section 3.2    Financial Statements; Etc. Borrower has delivered to Lender consolidated financial statements of the Borrower and Guarantor as at and for the fiscal year ended December 31, 2021 and for the quarter ended March 31, 2022. Such financial statements are true and correct, have been prepared in accordance with Recognized Accounting Principles, and fairly and accurately present, on a consolidated basis, the financial condition of the Obligated Parties as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. No Obligated Party has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the most recent financial statements referred to in this Section. All projections delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections.

Section 3.3    Action; No Breach. The execution, delivery, and performance by Borrower and each other Obligated Party of the Loan Documents to which it is or may become a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any Law to which such Person is subject, or (iii) any agreement or instrument to which such Person is a party or by which such Person or any of its Property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or property of such Person, other than Liens created by the Loan Documents.

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Section 3.4    Operation of Business. Each Obligated Party possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and no Obligated Party is in violation of any valid rights of others with respect to any of the foregoing.

Section 3.5    Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting any Related Party or any other Obligated Party, that could result in a Material Adverse Event. There are no outstanding judgments against any Related Party or any other Obligated Party.

Section 3.6    Rights in Properties; Liens. Each Obligated Party has good and indefeasible title to or valid leasehold interests in its Property, including the Property reflected in the Initial Financial Statements and none of the Property of any Obligated Party is subject to any Lien, except as permitted by Section 5.2.

Section 3.7    Enforceability. The Loan Documents constitute legal, valid, and binding obligations of Borrower and each other Obligated Party thereto, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

Section 3.8    Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of the Loan Documents to which it is a party or the validity or enforceability thereof.

Section 3.9    Debt. No Obligated Party has any Debt, except for the Obligations and Debt disclosed in the Initial Financial Statements.

Section 3.10    Taxes. Each Obligated Party has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of its liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. Borrower knows of no pending investigation of any Obligated Party by any taxing authority or of any pending but unassessed tax liability of any Obligated Party.

Section 3.11    Use of Proceeds; Margin Securities. No Obligated Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.12    ERISA. The Obligated Parties are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan. No notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated. To the Knowledge of Borrower, no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, an ERISA Plan, nor has the PBGC instituted any such proceedings. Neither the Obligated Parties nor any ERISA Affiliate have completely or partially withdrawn from a Multiemployer Plan. The Obligated Parties and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their ERISA Plans, and the present value of all vested benefits under each ERISA Plan do not exceed the fair market value of all ERISA Plan assets allocable to such benefits,

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as determined on the most recent valuation date of the ERISA Plan and in accordance with ERISA. Neither Borrower nor any ERISA Affiliate have incurred any liability to the PBGC under ERISA.

Section 3.13    Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Event, or which could in the future be a Material Adverse Event, that has not been disclosed in writing to Lender.

Section 3.14    Subsidiaries. Borrower has no Subsidiaries except as set forth on Schedule 3.14. All of the outstanding Equity Interests in each Subsidiary has been validly issued, is fully paid, and is nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of Borrower or any Subsidiary.

Section 3.15    Agreements. No Obligated Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which, in each case, could result in a Material Adverse Event. No Obligated Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 3.16    Compliance with Laws. No Obligated Party is in violation in any material respect of any Laws to which it is subject.

Section 3.17    Inventory. All Inventory of Borrower has been produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

Section 3.18    Investment Company Act. No Obligated Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.19    Environmental Condition.

(a)    to Borrower’s knowledge, none of the Property of any Obligated Party has ever been used by any of the Obligated Parties, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law;

(b)    to Borrower’s knowledge, none of the Property of any Obligated Party has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site;

(c)    none of the Obligated Parties has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Property owned or operated by any Related Party; and

(d)    none of the Obligated Parties has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state

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governmental agency concerning any action or omission by any Obligated Party resulting in the releasing or disposing of Hazardous Materials into the environment.

Section 3.20    Intellectual Property. All material Intellectual Property owned or used by the Borrower is listed in the Security Agreement. Each Person identified therein owns, or is licensed to use, all such Intellectual Property and all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to result in a Material Adverse Event. Borrower will maintain the patenting and registration of all such Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and will promptly patent or register, as the case may be, all new Intellectual Property and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

Section 3.21    State of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a)    The jurisdiction of organization of the Borrower is Florida.

(b)    The chief executive office of the Borrower is [_________].

(c)    Borrower’s federal tax identification number is listed in the Security Agreement.

Section 3.22    Fraudulent Transfer.

(a)    Each Related Party and each other Obligated Party is Solvent.

(b)    No transfer of Property is being made by Borrower or any other Obligated Party, and no obligation is being incurred by Borrower or any other Obligated Party in connection with the transaction contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any other Obligated Party.

Section 3.23    Leases. The Related Parties enjoy peaceful and undisturbed possession under all leases material to their businesses and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no default by any Related Party exists under any of them.

Section 3.24    Anti-Terrorism and Anti-Money Laundering. No Related Party or any other Obligated Party or any of their respective Affiliates is or shall be (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute, Executive Order or regulation; or (b) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders. To Borrower’s knowledge, each Related Party, each other Obligated Party, and each of their respective Affiliates are in full compliance with all applicable provisions of the Bank Secrecy Act (“BSA”) and of all other laws, regulations, and government guidance relating to the prevention and detection of money laundering violations or terrorist activities or threats.

Section 3.25    Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date of this Agreement and Borrower shall acknowledge in writing that the representations and warranties made under this

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Agreement are true and correct in all material respects on each date an advance of Loan proceeds hereunder is requested by Borrower or made by Lender, and in all instances shall be true and correct in all material respects and not misleading.

ARTICLE IV
AFFIRMATIVE COVENANTS

So long as the Obligations or any part thereof are outstanding, or Lender has any Commitment hereunder, unless Lender otherwise consents in writing, Borrower agrees that:

Section 4.1    Reporting Requirements. Borrower will furnish, or cause to be furnished, to Lender:

(a)    Annual Financial Statements and Tax Returns. As soon as available, and in any event within the earlier of sixty days after filing with the SEC or 180 days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2022, a copy of the audited financial report of the Borrower for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope, and in any event within the earlier of fifteen (15) days after same has been filed with the Internal Revenue Service or September 15th of each calendar year, commencing with the calendar year ending December 31, 2021, a copy of Borrower’s federal income tax return for each fiscal year of Borrower, together with, if tax returns are not filed on or before April 15th of each calendar year, a copy of each extension filed with the Internal Revenue Service;

(b)    Quarterly Financial Statements. As soon as available, and in any event within the earlier of thirty days after filing with the SEC or thirty days after the end of each calendar quarter, commencing June 30, 2022, a copy of the financial report of the Borrower for such period containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal period and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.

(c)    Quarterly Compliance Certificate. Within the earlier of thirty (30) days after the end of each calendar quarter, or thirty (30) days after quarterly financial statements have been filed with the SEC, a Compliance Certificate certified by a responsible officer of the Borrower reasonably acceptable to Lender;

(d)    Monthly Borrowing Base Report. As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, a Borrowing Base Report, in a form acceptable to Lender, certified by a responsible officer of the Borrower reasonably acceptable to Lender;

(e)    Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to any Obligated Party by independent certified public

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accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of any Obligated Party;

(f)    Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Related Party or any other Obligated Party or any of their respective Properties (i) that could, individually or in the aggregate, result in a Material Adverse Event or (ii) that involves any of the Loan Documents or any of the transactions contemplated thereby;

(g)    Notice of Default. As soon as possible and in any event within five (5) Business Days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Related Parties are taking or propose to take with respect thereto;

(h)    Notice of Claimed Default. Immediately upon becoming aware that any Person has given notice or taken any other action with respect to a claimed default under any note, agreement, contract, or undertaking to which any Related Party or Obligated Party is a party regarding a monetary obligation of $25,000 or more, a written notice specifying the notice given or action taken by such Person and the nature of the claimed default and what action the Related Parties or Obligated Parties are taking or propose to take with respect thereto;

(i)    ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which each Related Party and Obligated Party files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or any Related Party or Obligated Party has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the President or Chief Executive Officer of Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that Borrower proposes to take with respect thereto;

(j)    Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished by any Related Party or Obligated Party to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section;

(k)    Tax Audits. Promptly upon becoming aware thereof, notice of any investigation of any Related Party or Obligated Party by any governmental taxing authority;

(l)    Notice of Material Adverse Event. As soon as possible and in any event within five (5) Business Days after the occurrence thereof, written notice of any event or circumstance that resulted in a Material Adverse Event;

(m)    Insurance Reports. Upon request of Lender, furnish to Lender reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the properties insured; (v) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (vi) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower; and

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(n)    General Information. Promptly, such other information concerning any Related Party or any other Obligated Party as Lender may from time to time reasonably request.

Section 4.2    Maintenance of Existence; Conduct of Business. Borrower will, and will cause each other Obligated Party to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will, and will cause each other Obligated Party to, conduct its business in an orderly and efficient manner in accordance with good business practices. Without limitation, Borrower will not, and will not permit any other Obligated Party to, make any material change in its credit collection policies if such change would materially impair the collectibility of any Account, and Borrower will not, and will not permit any other Obligated Party to, rescind, cancel or modify any Account except in the ordinary course of business.

Section 4.3    Maintenance of Properties. Borrower will, and will cause each other Obligated Party to, maintain, keep, and preserve all of its Property (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

Section 4.4    Taxes and Claims. Borrower will, and will cause each other Obligated Party to, pay or discharge before becoming delinquent (a) all of its indebtedness and obligations including, without limitation, all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property.

Section 4.5    Insurance.

(a)    Borrower will keep, and will cause each other Related Party and Obligated Party to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)    Borrower will maintain, and will cause each other Related Party to maintain, (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Lender and (ii) such other insurance coverage in such amounts and with respect to such risks as Lender may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Lender. Borrower will not, and will not permit any other Related Party to, bring or keep any article on any business location of any Related Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.5, or would otherwise be prohibited by the terms thereof.

(c)    On or prior to the Closing Date, and at all times thereafter, Borrower will cause Lender to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.5 pursuant to endorsements in form and content acceptable to Lender. Borrower will deliver to Lender (i) on the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds

LOAN AGREEMENT – Page 24

and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of Lender from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower.

(d)    In the event Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, to the fullest extent provided by law Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.6    Inspection Rights. At any reasonable time and from time to time, Borrower will, and will cause each other Related Party to, at Borrower’s expense, permit representatives of Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its Property, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants; provided however, absent the occurrence and continuation of an Event of Default such inspections shall be limited to one (1) visit in any calendar year. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

Section 4.7    Keeping Books and Records. Borrower will, and will cause each other Related Party and Obligated Party to, maintain proper books of record and account in which full, true, and correct entries in conformity with sound business practices and Recognized Accounting Principles shall be made of all dealings and transactions in relation to its business and activities and permit Lender to examine and audit such books and records at reasonable times.

Section 4.8    Compliance with Laws. Borrower will, and will cause each other Related Party and Obligated Party to, comply, in all material respects, with all applicable Laws and all restrictions and requirements imposed by any Governmental Authority.

Section 4.9    Compliance with Agreements. Borrower will, and will cause each other Related Party and Obligated Party to, comply, in all material respects, with all agreements, contracts, and instruments binding on it or affecting its Property or business, including, without limitation, the Loan Documents.

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Section 4.10    Further Assurances. Borrower will, and will cause each other Related Party and Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

Section 4.11    ERISA. Borrower will, and will cause each other Related Party and Obligated Party to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 4.12    Environmental. Borrower will, and will cause each other Related Party and Obligated Party to, (a) keep any Property either owned or operated by it free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto Property owned or operated by any Related Party or Obligated Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the Property of any Related Party or Obligated Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Related Party or Obligated Party, and (iii) notice of a violation, citation, or other administrative order which reasonably would be expected to result in a Material Adverse Event.

Section 4.13    Treasury Management. Within sixty (60) days of the date hereof, Borrower will, and will cause each other Related Party to, maintain all accounts and execute such agreements necessary for Lender to act as the principal bank of Related Parties and Borrower will, and will cause each other Related Party to, maintain Lender as the principal depository bank of Related Parties, including for the maintenance of business, cash management, operating and administrative deposit accounts. Within sixty (60) days of the date hereof, for each bank account maintained by a Related Party with a financial institution other than Lender, Borrowers shall cause such financial institution to execute and deliver to Lender, and at all times maintain in full force and effect, a control agreement in form and substance satisfactory to Lender.

Section 4.14    Additional Subsidiaries. Borrower shall notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and any event within ten (10) Business Days) cause such Person to (a) execute and deliver all Security Documents requested by Lender pledging to Lender all of its Property (subject to such exceptions as Lender may permit) and take all actions required by Lender to grant to Lender a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions as may be requested by Lender, and (c) deliver to Lender such other documents and instruments as Lender may reasonably require. Lender acknowledges and agrees that the Subsidiaries of the Borrower on the Closing Date are not and shall not be required to be guarantors of the Obligations hereunder.

ARTICLE V
NEGATIVE COVENANTS

So long as the Obligations or any part thereof are outstanding, or Lender has any Commitment hereunder, unless Lender otherwise consents in writing, Borrower agrees that: [NOTE: Please review.]

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Section 5.1    Debt. Borrower will not, and will not permit any other Related Party or Obligated Party to, incur, create, assume, or permit to exist any Debt, except:

(a)    Debt to Lender;

(b)    Debt existing on the date of this Agreement which is disclosed in the Initial Financial Statements; and

(c)    Purchase money Debt or capital leases not to exceed, in the aggregate, $1,000,000, at any one time outstanding;

(d)    Hedge Obligations existing or arising under Hedge Agreements permitted under this Agreement;

(e)    Unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, and similar obligations in an amount not to exceed, in the aggregate, $250,000 at any one time outstanding; and

(f)    Subordinated Debt.

Section 5.2    Limitation on Liens. Borrower will not, and will not permit any other Related Party or Obligated Party to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a)    Liens in favor of Lender or an Affiliate of Lender; and

(b)    Permitted Liens.

Section 5.3    Mergers, Consolidations, Etc. Borrower will not, and will not permit any other Related Party or Obligated Party, without the prior written consent of Lender or in the ordinary course of business of Borrower with not less than thirty (30) days prior written notice to Lender, to, (a) amend its Constituent Documents or otherwise change its corporate name or structure, (b) form a subsidiary company, (c) consolidate with or merge into, or acquire any Person, (d) permit any Person to consolidate with or merge into, or acquire any Related Party, (e) acquire any shares or other evidence of any ownership or beneficial interest of any Person, (f) acquire all or substantially all of the assets and business of any Person or any division of any Person, or (g) sell or otherwise transfer any Equity Interests.

Section 5.4    Restricted Payments. Borrower will not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its Equity Interests, or redeem, purchase, retire, call, or otherwise acquire any of its Equity Interests, or permit any Related Party to purchase or otherwise acquire any Equity Interest of Borrower or of any other Related Party or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests; provided, however, if (a) no Default or Event of Default has occurred and is continuing or will occur as a result of such payment, and (b) Borrower gives Lender not less than ten (10) days prior written notice of such distribution, including evidence of compliance with the financial covenants contained herein both before and after giving effect to such distribution, then Borrower may declare and pay Permitted Tax Distributions to holders of its Equity Interests.

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Section 5.5    Loans and Investments. Borrower will not, and will not permit any other Obligated Party to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a)    readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b)    fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00; or

(c)    commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.

Section 5.6    Limitation on Issuance of Equity. Without Lender’s prior consent, which shall not be unreasonably withheld, or in the ordinary course of business of Borrower with not less than thirty (30) days prior written notice to Lender, Borrower will not, and will not permit any other Obligated Party to, at any time issue, sell, assign, or otherwise dispose of (a) any of its Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, or (c) any option, warrant, or other right to acquire any of its Equity Interests.

Section 5.7    Transactions With Affiliates. Without Lender’s prior consent, which shall not be unreasonably withheld, Borrower will not, and will not permit any other Obligated Party to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property or the rendering of any service, with any Affiliate of the Obligated Parties, except in the ordinary course of and pursuant to the reasonable requirements of the Obligated Parties’ business and upon fair and reasonable terms no less favorable to the Obligated Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Related Parties.

Section 5.8    Disposition of Assets. Without Lender’s prior consent, which shall not be unreasonably withheld, Borrower will not, and will not permit any other Obligated Party to, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of its assets except (a) dispositions of Inventory in the ordinary course of business and (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business.

Section 5.9    Sale and Leaseback. Without Lender’s prior consent, which shall not be unreasonably withheld, Borrower will not, and will not permit any other Obligated Party to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 5.10    Prepayment of Debt. Without Lender’s prior consent, which shall not be unreasonably withheld, Borrower will not, and will not permit any other Obligated Party to, directly or indirectly, prepay any Debt, except the Obligations.

Section 5.11    Nature of Business. Without Lender’s prior consent, which shall not be unreasonably withheld, Borrower will not, and will not permit any other Obligated Party to, engage in any business other than the business in which it is engaged as of the date of this Agreement.

Section 5.12    Environmental Protection. Borrower will not, and will not permit any other Obligated Party to, (a) use (or permit any tenant to use) any of its Property for the handling, processing,

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storage, transportation, or disposal of any Hazardous Material, except for the use of Hazardous Materials in the ordinary course of business in accordance with applicable Environmental Laws, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its Properties in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which any of the Related Parties would be responsible.

Section 5.13    Accounting. Without Lender’s prior consent, which shall not be unreasonably withheld, Borrower will not, and will not permit any other Obligated Party to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by Recognized Accounting Principles and disclosed in writing to Lender, or (b) in tax reporting treatment, except as required by law and disclosed in writing to Lender.

Section 5.14    No Negative Pledge. Borrower will not, and will not permit any other Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits any Obligated Party from creating or incurring a Lien on any of its Property.

Section 5.15    Subsidiaries. Borrower will not, directly or indirectly, form or acquire any Subsidiary unless such Subsidiary complies with the requirements of Section 4.14.

Section 5.16    Officer and Director Compensation. Intentionally deleted.

Section 5.17    Anti-Terrorism and Anti-Money Laundering Provisions. Borrower will not, and will not permit any other Obligated Party to, take any action or engage in any activity of any nature whatsoever that would or could result in any Related Party or Obligated Party being (a) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC or any other similar lists maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute, Executive Order or regulation; or (b) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders. Borrower will not, and will not permit any other Related Party or Obligated Party to, fail to comply with the applicable provisions of the BSA and all other laws, regulations, and government guidance relating to the prevention and detection of money laundering violations or terrorist activities or threats.

Section 5.18    Hedge Agreements. Borrower shall not, and shall not permit any other Obligated Party to, enter into any Hedge Agreement without the prior written consent of Lender.

ARTICLE VI
FINANCIAL COVENANTS

So long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, unless Lender otherwise consents in writing Borrower agrees that:

Section 6.1    Minimum Fixed Charge Coverage Ratio. Borrower will not permit, for Borrower and its Subsidiaries on a consolidated basis, the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00, measured quarterly on the last day of each quarter commencing June 30, 2022; provided, (a) for the period ended June 30, 2022, the numerator shall be determined based on a trailing three (3) months multiplied by four (4); (b) for the period ended September, 2022, the numerator shall be determined based on a trailing six (6) months multiplied by two (2); and (c) for the period ended December 31, 2022, the numerator shall be determined based on a trailing nine (9) months multiplied by 1.33.

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Section 6.2    Equity Cure. For purposes of determining compliance with Section 6.1, an equity contribution (in the form of cash paid or contributed in respect of common equity of a Borrower) made to Borrower after the date of this Agreement and on or prior to the day that is 15 calendar days after the day on which the Compliance Certificate is required to be delivered pursuant to Section 4.1(c) will be included in the calculation of Consolidated Net Income for the most recently ended period solely for the purpose of determining compliance with Section 6.1 as of the end of such period (any such equity contribution being a “Specified Equity Contribution”) provided that:

(a)          the Specified Equity Contribution will be delivered to Lender for application to the principal outstanding under the Loan and, at the option of Lender, a reduction of the Commitment in the amount of the Specified Equity Contribution;

(b)         no more than three Specified Equity Contributions will be permitted during the term of this Agreement, and only one Specified Equity Contribution may be made in any six-month period;

(c)         the Specified Equity Contribution will be disregarded for all purposes other than the calculation of compliance with Section 6.1, and

(d)          written notice of any Borrower’s intent to include a Specified Equity Contribution shall be delivered to Lender no later than the day on which the Compliance Certificate is required to be delivered under this Agreement for the applicable period.

Notwithstanding anything to the contrary contained herein, from the date of any Borrower’s election to apply a Specified Equity Contribution as set forth herein, and for a period of 12 months thereafter, Borrower will not declare or pay any distribution to the holders of its Equity Interests.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1    Initial Extension of Credit. The obligation of Lender to make the initial advance under the Revolving Loan is subject to the condition precedent that Lender shall have received on or before the day of such Loan all of the following, dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to Lender:

(a)    Resolutions. Resolutions of the Members and/or Manager(s) of Borrower and each other Obligated Party certified by its Secretary or an Assistant Secretary (or other custodian of records) which authorize the execution, delivery, and performance by each such Person of this Agreement and the other Loan Documents to which it is or is to be a party;

(b)    Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Persons together with specimen signatures of such Persons;

(c)    Constituent Documents. The Constituent Documents for each Related Party and each other Obligated Party as of a date acceptable to Lender;

(d)    Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Related Party and each other Obligated Party

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as to the existence and good standing of, such Person, each dated within ten (10) days prior to the date of the initial Loan;

(e)    Notes. The Revolving Note executed by Borrower;

(f)    Security Documents. The Security Documents executed by each Obligated Party thereto;

(g)    Financing Statements. UCC financing statements covering such Collateral as Lender may request;

(h)    Landlord Waivers. Landlord waivers executed by the landlords of Borrower;

(i)    Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 4.5, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering Collateral;

(j)    UCC Search. The results of a UCC search showing all financing statements and other documents or instruments on file against each Related Party and each other Obligated Party in the offices of the Secretary of State of the state of incorporation or formation, such search to be as of a date no more than ten (10) days prior to the date of the Loan;

(k)    Releases of Liens and UCC-3 Termination Statements. Release of Liens and UCC-3 Termination Statements executed by such Persons as Lender may deem necessary to insure Lender’s first priority security interest in and to the Collateral;

(l)    Opinion of Counsel. Intentionally deleted;

(m)    Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 9.1, to the extent incurred, shall have been paid in full by Borrower;

(n)    Fees. Borrower shall have paid all fees, costs and expenses that the Borrower is required to pay pursuant to any loan application or commitment, including an origination fee of $7,500.00;

(o)    Certificate. Lender shall have received a certificate executed by a responsible officer of Borrower certifying that the conditions precedent set forth herein have been complied with by Borrower and that no Material Adverse Event has occurred since the date of the Initial Financial Statements;

(p)    Due Diligence. Lender shall have completed such credit underwriting and due diligence with respect to each Related Party and each other Obligated Party (including verifications necessary or required under OFAC and BSA), the Collateral, and the transactions as Lender deems appropriate, and the results of such underwriting and due diligence are satisfactory to the Lender, in its sole discretion;

(q)    Additional Items. Lender shall have received such other agreements, certificates and documents as Lender may reasonably request.

LOAN AGREEMENT – Page 31

Section 7.2    All Extensions of Credit. The obligation of Lender to make any Loan (including the initial Loan) is subject to the following additional conditions precedent:

(a)    Borrowing Request. Lender shall have received in accordance with this Agreement a Borrowing Request pursuant to Lender’s requirements dated the date of such Loan and executed by an authorized officer of Borrower, together with such other documents and certificates that Lender may request including, without limitation, a current Borrowing Base Report;

(b)    No Default, Etc. No Default or Material Adverse Event shall have occurred and be continuing, or would result from or after giving effect to such Loan;

(c)    Representations and Warranties. All of the representations and warranties contained in Article III hereof and in the other Loan Documents shall be true and correct on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date; and

(d)    Additional Documentation. Lender shall have received such additional agreements, certificates, documents, approvals, or opinions as Lender or its legal counsel may reasonably request.

ARTICLE VIII
DEFAULT

Section 8.1    Events of Default. Each of the following shall be deemed an “Event of Default”:

(a)    Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due;

(b)    Borrower shall fail to provide to Lender timely any notice of required by Section 4.1 of this Agreement or any Related Party shall breach any other provision of Article IV, Article V or Article VI of this Agreement;

(c)    Any material representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of its officers, partners, or members, as applicable) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with the Loan Documents shall be false, misleading, or erroneous in any material respect when made or deemed to have been made;

(d)    Borrower or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as otherwise covered by this Section 8.1), and such failure continues for more than thirty (30) days following the date such failure first began;

(e)    Any Related Party or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to

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pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f)    An involuntary proceeding shall be commenced against any Related Party or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g)    Any Related Party or any Obligated Party shall fail to pay when due (after giving effect to any graces periods with respect thereto) any principal of or interest on any Debt (other than the Obligations) of $25,000 or more (whether individually or in the aggregate), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment;

(h)    This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any other Obligated Party or any of their respective shareholders, partners, or members, as applicable, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby;

(i)    Any of the following events shall occur or exist with respect to any Related Party and any ERISA Affiliate:

(i)    any Reportable Event shall occur;

(ii)    complete or partial withdrawal from any Multiemployer Plan shall take place;

(iii)    any Prohibited Transaction shall occur;

(iv)    a notice of intent to terminate an ERISA Plan shall be filed, or an ERISA Plan shall be terminated; or

(v)    circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate an ERISA Plan, or the PBGC shall institute such proceedings;

and in each case above, such event or condition, together with all other events or conditions, if any, could subject any Related Party to any tax, penalty or other liability that would result in a Material Adverse Event.

(j)    Any Related Party or any Obligated Party or any of its Property or revenues shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or

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otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(k)    Any Related Party or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any Lien, attachment, sequestration, or similar proceeding or proceedings involving an amount in excess of $100,000 against any of its assets or properties;

(l)    A final judgment or judgments for the payment of money in excess of $100,000 shall be rendered by a court or courts against any Related Party or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the relevant Related Party or any Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(m)    Any substantial impairment of value, loss, damage or destruction (not covered by insurance) of the Collateral occurs;

(n)    If there is a suit, investigation, or proceeding before or by any Governmental Authority pending against any Obligated Party that could, if adversely determined, result in a Material Adverse Event as determined by Lender;

(o)    The occurrence of any default or Event of Default under any documents, agreements, or instruments (other than the Loan Documents) executed by any Related Party, any Obligated Party, or any affiliate thereof with or in favor of Lender;

(p)    Lender determines that a Material Adverse Event has occurred or a circumstance exists that could result in a Material Adverse Event; or

(q)    The occurrence of any event of default, after applicable notice and cure periods, under (a) that certain Loan Agreement dated on or about June 6, 2022 between Borrower Innovative Food Holdings, Inc., Innovative Food Properties, LLC, and Lender or any other document, agreement, and instrument executed in connection therewith or (b) any other documents, agreement, and instruments executed by Borrower or Innovative Food Properties with or in favor of Lender (other than the Loan Documents).

(r)    If any Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any other Obligated Party or any of their respective partners, members, shareholders or other equity holders, or the Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any Property of Borrower.

Section 8.2    Remedies Upon Default. If any Default shall occur and be continuing, then Lender may with notice to Borrower terminate the Commitment. If any Event of Default shall occur and be continuing, then Lender may with notice to Borrower terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same may at the discretion of Lender thereupon become immediately due and payable, without presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other

LOAN AGREEMENT – Page 34

formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 8.1(e) or (f), the Commitment shall automatically terminate and the Obligations shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise

Section 8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in such order as it elects in its sole discretion

Section 8.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower and any other Obligated Party against any and all of the obligations of Borrower and any other Obligated Party now or hereafter existing under this Agreement or any other Loan Document to Lender. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.5    Performance by Lender. If any Obligated Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant or agreement on behalf of such Obligated Party. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in connection with such performance or attempted performance to Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of any Obligated Party under this Agreement or any other Loan Document.

ARTICLE IX
EXPENSES AND INDEMNITY

Section 9.1    Expenses. Borrower hereby agrees to pay on demand: (a) all commercially reasonable and necessary costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (b) all commercially reasonable and necessary costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other commercially reasonable and necessary costs and expenses incurred by Lender in connection with this

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Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Related Parties.

Section 9.2    INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE OF LENDER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY RELATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY RELATED PARTY, OR © ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

Section 9.3    Limitation of Liability. Neither Lender or any Affiliate of Lender, or any officer, director, employee, attorney, or agent of Lender or any Affiliate of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Related Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

ARTICLE X
MISCELLANEOUS

Section 10.1    No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or

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nature whatsoever to any Obligated Party or any of its shareholders, partners, or members, as applicable, or any other Person.

Section 10.2    Lender Not Fiduciary. The relationship between the Obligated Parties and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with the Obligated Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Obligated Parties and Lender to be other than that of debtor and creditor.

Section 10.3    Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 10.4    No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement or any of the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 10.5    Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of Lender.

Section 10.6    Survival. All representations and warranties made in any of the Loan Documents or in any document, statement, or certificate furnished in connection with any of the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 9.1, 9.2 and 9.3 shall survive repayment of the Obligations and termination of the Commitment.

Section 10.7    Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower or any other Obligated Party is a party may be amended or waived only by an instrument in writing signed by the parties thereto.

Section 10.8    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier, when signed for by the designated recipient; (ii) if delivered by mail, four (4) business days after deposit in the mail, postage prepaid; (iii) if delivered by facsimile, when sent; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivered; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by

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Lender. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 10.9    Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas; provided that Lender shall retain all rights under federal law. This Agreement has been entered into in Dallas County, Texas, and is performable for all purposes in Dallas County, Texas. The parties hereby agree that any lawsuit, action, or proceeding that is brought (whether in contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby, or the actions of the Lender in the negotiation, administration or enforcement of any of the Loan Documents shall be brought in a state or federal court of competent jurisdiction located in Dallas County, Texas. Borrower hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of such courts, (b) waives any objection it may now or hereafter have as to the venue of any such lawsuit, action, or proceeding brought in any such court, and (c) further waives any claim that it may now or hereafter have that any such court is an inconvenient forum. Each of the parties hereto agree that service of process upon it may be made by certified or registered mail, return receipt requested at the address for notices referenced in Section 10.8 hereof.

Section 10.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If this Agreement or any other Loan Documents is transmitted by telecopy, emailed “.pdf,” “.tif,” or any other electronic means that reproduces an image of the actual executed signature page it shall be effective as delivery of a manually executed counterpart of such document and shall constitute a covenant to deliver an executed original counterpart, but the failure to do so shall not affect the validity, enforceability and binding effect of such document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with the Loan and the transactions contemplated thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.11    Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 10.12    Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 10.13    Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and the other Related Parties, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

Section 10.14    Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement

LOAN AGREEMENT – Page 38

and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. All indemnification and release provisions of this Agreement and the other Loan Documents shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 10.15    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 10.16    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 10.17    Authorization to File Financing Statements. Lender is authorized to complete and file financing statements in any state to perfect the security interests granted by any of the Loan Documents.

Section 10.18    Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (as defined in the Revolving Note) (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of any Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such

LOAN AGREEMENT – Page 39

notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 10.19    Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Related Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

Section 10.20    USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise Controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

[Remainder of page intentionally left blank.]

LOAN AGREEMENT – Page 40

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

INNOVATIVE FOOD HOLDINGS, INC.,

a Florida corporation

By:

Samuel Klepfish, Chief Executive Officer

Address for Notices:

28411 Race Track Road

Bonita Springs, FL 34135

Attention: Samuel Klepfish

LENDER:

MAPLEMARK BANK

By:

Elizabeth Nebergall, Vice President

Address for Notices:

MapleMark Bank

4143 Maple Ave., Suite 100

Dallas, Texas 75219

Telephone No.: (972) 698-5706

Attention: Kendall Scott

e-mail: Kendall.Scott@MapleMarkBank.com

LOAN AGREEMENT –
Signature Page

INDEX TO EXHIBITS

Exhibit A                  Borrowing Request

Exhibit B                  Borrowing Base Report

Exhibit C                  Compliance Certificate

LOAN AGREEMENT

EXHIBIT A

BORROWING REQUEST

Reference is made to that certain Loan Agreement dated as of June 6, 2022 (as from time to time amended, the “Agreement”), by and between INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation (“Borrower”), and MAPLEMARK BANK (“Lender”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests Lender to make a Revolving Loan in the amount set forth below in Item 4 under the heading “Borrowing Information”. To induce Lender to make the requested Loan, Borrower hereby represents, warrants, acknowledges, and agrees to and with Lender that:

(a)    The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)    All representations and warranties contained in the Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date.

(c)    All covenants and agreements contained in the Agreement and in each of the other Loan Documents to have been complied with and performed on or prior to the making of the requested Revolving Loan have been fully complied with and performed.

(d)    No Default or Event of Default has occurred and is continuing or would result from the requested Loan.

(e)    All applicable conditions precedent to the advance of the requested Loan set forth in Article VII of the Agreement have been satisfied.

(f)    Since _______________, there has been no material adverse change in the Collateral or in the business, assets, operations, prospects or condition, financial or otherwise, of any Related Party.

(g)    The amount of the requested Revolving Loan, when added to the aggregate principal amount of all outstanding Revolving Loans will not exceed an amount equal to the lesser of (i) the Borrowing Base or (ii) the Revolving Commitment.

(h)    All information supplied below is true, correct and complete as of the date hereof.

LOAN AGREEMENT

BORROWING INFORMATION

A.         Revolving Loan

1. Maximum Amount of Revolving Loan (lesser of Borrowing Base or Revolving Commitment)	$
2. Outstanding principal amount of Revolving Loans prior to requested Revolving Loan	$
3. Net availability of credit: line (1) minus line (2)	$

IN WITNESS WHEREOF, this instrument is executed as of ____________________.

INNOVATIVE FOOD HOLDINGS, INC.,

a Florida corporation

By:
Name:
Title:

LOAN AGREEMENT

EXHIBIT B

BORROWING BASE REPORT

FOR QUARTER ENDED ___________________ (THE “SUBJECT QUARTER”)

LENDER: MAPLEMARK BANK

BORROWER: INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation

This certificate is delivered under the Loan Agreement (the “Agreement”) dated as of June 6, 2022, between Borrower and Lender. Capitalized terms used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender on the date hereof that (a) no Default or Event of Default has occurred and is continuing, (b) the Accounts and Inventory included in the Borrowing Base below meet all conditions to qualify for inclusion therein as set forth in the Agreement, and all representations and warranties set forth in the Loan Documents with respect thereto are true and correct in all material respects, (c) attached hereto is a detailed aged schedule of all Eligible Accounts listing the face amount and date of invoices of each Eligible Account and the name and address of each Account Debtor (and upon request by Lender, copies of invoices, credit reports and any other matters and information relating to Eligible Accounts), and a schedule of Eligible Inventory, setting forth the locations of Eligible Inventory including Eligible Inventory not in the possession of Borrowers and the names of Persons in possession of the Eligible Inventory and (d) the information set forth below hereto is true and correct as of the last day of the Subject Quarter.

LINE				AT END OF SUBJECT MONTH
1.	Total Accounts (less discounts)			$

2.	Ineligible Accounts			$

	(a)	Accounts that are unpaid more than ninety (90) days after the date of the original invoice,	$

(b)

Accounts that are the obligation of an Account Debtor if twenty five percent (25%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth herein,

$

(c)

Accounts that arise from a sale to any director, officer, other employee, supplier, trade creditor or other creditor or Affiliate of Borrower, or to any Person (other than a natural person) which has any common officer or director with Borrower,

$

LOAN AGREEMENT

(d)

Accounts that are the obligation of an Account Debtor located in a foreign country unless (i) the Account Debtor has delivered to, and for the benefit of, Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States and in Dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender, and Borrower has assigned the proceeds of such letter of credit to Lender pursuant to documentation in form and substance acceptable to Lender or otherwise named Lender as transferee beneficiary thereunder, as Lender may specify, (ii) such Account is subject to credit insurance payable to Lender and issued by an insurer and on terms and in an amount acceptable to Lender, (iii) such Account is guaranteed under the Working Capital Guarantee Program of The Export-Import Bank of the United States on terms and documentation acceptable to Lender, or (iv) such Account is otherwise acceptable in all respects to Lender (subject to such limits or lending formulae with respect thereto as Lender may determine),

$

(e)	an Account Debtor that is the United States government or a political subdivision thereof,	$

(f)	Accounts that are an obligation of a sovereign nation,	$

(g)

Accounts as to which any proceedings or actions known to Borrower (or to Lender) are threatened or pending against the Account Debtor with respect to such Account which could reasonably be expected to have a material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding),

$

(h)	Accounts that consist of credit card billings, sales tax, use tax, commissions, pre-billings, future billings, service charges, management fees, rebates, progress billings or bill and hold accounts,	$

LOAN AGREEMENT

(i)

Accounts owed by an Account Debtor obligated in respect of Accounts constituting more than thirty twenty five percent (25%) of the aggregate amount of all Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts),

$

(j)	Accounts to the extent such Accounts are subject to any defense, counterclaim, setoff or dispute,	$

(k)	Accounts evidenced by a judgment, promissory note, factored receivable, Instrument or Chattel Paper,	$

(l)

Accounts as to which Lender’s Lien therein is not a first priority perfected security interest, or as to which the goods giving rise thereto are not, and were not at the time of the applicable sale, subject to a first priority perfected security interest in favor of Lender,

$

(m)	Accounts that (i) are not owned by Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Lender,	$

(n)

Accounts upon which (i) Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (including any Account that arises from a sale on consignment, guaranteed sale, sale and return, sale on approval or other terms under which payment by the Account Debtor may be conditioned or contingent) or (ii) Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process,

$

(o)

Accounts that do not arise from the actual and bona fide sale and delivery of goods or the performance of services by Borrower in the ordinary course of business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto,

$

(p)	Accounts that are payable in any currency other than Dollars,	$

LOAN AGREEMENT

	(q)	Accounts to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees	$

	(r)	Accounts that are reissued in respect of partial payment, including without limitation debit memos and charge backs	$

	(s)	Accounts that arise, in connection with cash on delivery or other cash sales	$

	(t)	Accounts to the extent such Account exceeds any credit limit established by Lender, in its reasonable discretion,	$

	(u)	Accounts owed by an Account Debtor having a credit standing unsatisfactory to Lender, in its reasonable discretion	$

(v)

Accounts to the extent credits are due to the applicable Account Debtor, or to the extent Borrower is liable for goods sold or services rendered by the applicable Account Debtor to Borrower, but only to the extent of the potential offset

$

(w)

Accounts as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder

$

	(x)	Accounts as to which any of the representations or warranties pertaining to such Account set forth in any Loan Document is untrue	$

	(y)	Accounts with respect to which an invoice, acceptable to Lender in form and substance, has not been sent to the applicable Account Debtor; and	$

	(z)	Accounts that are otherwise unacceptable to Lender in its reasonable credit judgment	$

3.	Total Ineligible Accounts add Lines 2(a) through 2(z)			$

4.	Total Eligible Accounts Line 1 minus Line 3			$

LOAN AGREEMENT

5.	Multiplied by: Borrowing Base Factor			80%

6.	Total Accounts Component of Borrowing Base Line 4 x Line 5			$

7.	Total Inventory			$

8.	Ineligible Inventory

	(a)	Inventory that consists of work-in-process,	$

	(b)	Inventory that in Lender’s reasonable determination or in the determination of Borrower’s management is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale,	$

	(c)	Inventory that is not of a type held for sale by Borrower in the ordinary course of business	$

	(d)	Inventory as to which Lender’s security interest therein is not a first priority perfected security interest,	$

(e)

Inventory that is not owned by Borrower free and clear of all Liens and rights of any other Person (including goods subject to a patent held by a third party, goods subject to a license, or which are otherwise restricted from general liquidation, or goods that are subject to the rights of a purchaser that has made progress payments or goods that are subject to the rights of a surety that has issued a bond to assure performance with respect to that Inventory), except the Liens in favor of Lender,

$

(f)

Inventory that is located on premises leased by Borrower, or stored with a bailee, warehouseman, processor or similar Person, unless (aa) Lender has given its prior consent thereto, (bb) a Lien waiver and collateral access agreement, in form and substance satisfactory to Lender has been delivered to Lender, together with any and all duly authorized UCC financing statements required by Lender naming such Person as debtor, Borrower as secured creditor and Lender as assignee or (cc) reserves satisfactory to Lender have been established with respect thereto,

$

LOAN AGREEMENT

(g)

Inventory that is placed on consignment, is in transit, is outside the possession or control of Borrower (other than as described in the preceding clause (f)) or is in possession of Borrower on a sale-on-approval or sale-on-return basis or subject to any other repurchase or return agreement

$

(h)	Inventory that is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i),	$

(i)	Inventory that is not covered by casualty insurance acceptable to Lender,	$

(j)	Inventory that consists of display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts	$

(k)	Inventory that consists of goods which have been returned by the buyer,	$

(l)	Inventory that consists of any costs associated with “freight in” charges,	$

(m)	Inventory as to which any of the representations or warranties pertaining to such Inventory set forth in any Loan Document is untrue,	$

(n)	Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available,	$

(o)	Inventory that is covered by a negotiable document of title, unless such document has been delivered to Lender,	$

(p)	Inventory that is bill and hold Inventory,	$

(q)	Inventory that is located outside the United States of America; and	$

(r)	Inventory that is otherwise unacceptable to Lender in its reasonable credit judgment.	$

LOAN AGREEMENT

9.	Total Ineligible Inventory add Lines 8(a) through 8(r)	$

10.	Total Eligible Inventory Line 7 minus Line 8	$

11.	Multiplied by: Borrowing Base factor	60%

12.	Total Inventory Component of Borrowing Base Line 10 times Line 11	$

13.	Amount of Revolving Commitment	$

14.	Principal balance of Revolving Loans (NTE amount of Revolving Commitment)	$

15.	Line 12 plus Line 6	$

16.	Amount available for Revolving Loans, if Line 15 is greater than Line 14 or amount to be repaid, if Line 15 is less than Line 14	$

BORROWER:

INNOVATIVE FOOD HOLDINGS, INC.,

a Florida corporation

By:

Name:

Title

LOAN AGREEMENT

EXHIBIT C

COMPLIANCE CERTIFICATE

FOR QUARTER ENDED __________________________ (THE “SUBJECT QUARTER”)

LENDER: MAPLEMARK BANK

BORROWER: INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation

This Certificate is delivered under the Loan Agreement (the “Agreement”) dated as of June 6, 2022 between Borrower and Lender as such may have been amended, supplemented or replaced. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender on the date hereof that (a) no Default or Event of Default has occurred and is continuing, (b) all representations and warranties of Borrowers and Obligated Parties contained in the Agreement and in the other Loan Documents are true and correct in all material respects, and (c) the information set forth below hereto is true and correct as of the last day of the Subject Quarter, and supporting information as necessary is attached hereto.

(a)         Fixed Charge Coverage Ratio (calculations attached)

INNOVATIVE FOOD HOLDINGS, INC.,

a Florida corporation

By:

Name:

Title

LOAN AGREEMENT

SCHEDULE 3.14

LIST OF SUBSIDIARIES

[TO BE PROVIDED BY BORROWER]

LOAN AGREEMENT